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                                                                     Exhibit 2.2


                           AMENDMENT No. 1, dated as of January 9, 2004 (this
                  "Amendment"), to the BUSINESS COMBINATION AGREEMENT, dated as of October 27, 2003 (the "Agreement"), between BROWN & WILLIAMSON TOBACCO CORPORATION, a Delaware corporation, and R.J. REYNOLDS TOBACCO HOLDINGS, INC., a Delaware corporation, with REYNOLDS AMERICAN INC., a North Carolina corporation, becoming a party to such agreement pursuant to a JOINDER AGREEMENT, dated as of January 9, 2004.


         WHEREAS the parties hereto have previously entered into the Agreement and, subject to the terms and conditions set forth in the Agreement, have agreed to engage in the Transactions (such term and each other capitalized term used, but not defined, in this Amendment having the meaning assigned to such term in the Agreement); and

         WHEREAS the parties hereto desire to make certain amendments to the Agreement and the exhibits and schedules thereto.

         NOW, THEREFORE, the parties hereto agree as follows:

         SECTION 1. Amendments to the Agreement. The Agreement is hereby amended as follows:

         (a) Each reference to the par value of Reynolds American Common Stock in the Agreement and any exhibit or schedule thereto is hereby amended to read "$0.0001" in lieu of "$0.01".

         (b) The third WHEREAS clause is hereby amended by replacing the number "50" with the number "65,000,000".

         (c) Section 1.01(a) is hereby amended by replacing the amount "$10" and the number "50" appearing in the penultimate line thereof with the amount "$6,500" and the number "65,000,000", respectively.

         (d) Section 1.03(a) is hereby amended by replacing the first sentence thereof with the following three sentences:



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         On the Closing Date, immediately following the Asset Contribution and the Assumption of Liabilities and simultaneously with the occurrence of the Effective Time, B&W shall contribute, transfer and deliver to Reynolds American the B&W Opco Common Stock in exchange for that number (rounded up to the nearest whole share) of fully paid and nonassessable shares of Reynolds American Common Stock equal to (x) the product of
         (i) 0.724138 (i.e., 42% divided by 58%) and (ii) the RJR Share Calculation less (y) 65,000,000. If the number calculated in the preceding sentence is negative, such excess number of shares (the "B&W Excess Share Calculation") owned by B&W shall be canceled as set forth in Section 2.01(d). The Reynolds American Common Stock received by B&W pursuant to Section 1.01(a) and this Section 1.03(a), less any Reynolds American Common Stock canceled pursuant to Section 2.01(d), if applicable, is referred to as the "Reynolds American Stock Consideration".

         (e) Section 2.01 of the Agreement is hereby amended by inserting the following new paragraph at the end thereof:

                  (d) Cancelation of B&W Excess Shares. If the B&W Excess Share Calculation is greater than zero, (i) the number of shares of Reynolds American Common Stock (owned by B&W) that is equal to the B&W Excess Share Calculation shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and
         (ii) notwithstanding anything in Section 1.03(b) to the contrary, no consideration shall be delivered or deliverable to B&W pursuant to
         Section 1.03(a) in connection with the B&W Opco Stock Contribution.

         (f) Section 6.05(c) is hereby amended by replacing such Section 6.05(c) in its entirety with the following new Section 6.05(c):

                  (c) Reynolds American agrees that (i) for all purposes (including eligibility, vesting and benefit accrual) under the employee benefit plans of Reynolds American and its subsidiaries providing benefits to any Affected B&W Employees after the B&W Opco Stock Contribution, each Affected B&W Employee shall be credited with his or her years of service



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         with B&W and the B&W Subsidiaries (and any predecessor entities thereof) before the B&W Opco Stock Contribution, to the same extent as such Affected B&W Employee was entitled, before the B&W Opco Stock Contribution, to credit for such service under any similar B&W Benefit Plan and (ii) any early retirement subsidies, eligibilities and features under any B&W Benefit Plan which cover Affected B&W Employees as of the Closing Date shall remain available to each such employee who is eligible for such right at the Closing Date (or who would be eligible at the Closing Date if his or her age and/or eligible service as of the Closing Date was combined with his or her additional age and active service with Reynolds American and its subsidiaries following the Closing Date), in each case, except for purposes of benefit accrual under defined benefit pension plans to the extent such credit would result in a duplication of accrued benefits in respect of the same period of service; provided, however, that the immediately preceding clause (ii) shall not apply to any welfare benefit plan of B&W or any B&W Subsidiary providing retiree health benefits to Affected B&W Employees (including, but not limited to, the Brown & Williamson Health Care Plan for Salaried Employees) other than as required in respect of certain Affected B&W Employees pursuant to Section 6.05(b) or as otherwise required by the terms of such plan. Following the B&W Opco Stock Contribution, Reynolds American shall, or shall cause its subsidiaries to, (A) waive any pre-existing conditions, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Reynolds American or any of its subsidiaries in which Affected B&W Employees and their eligible dependents participate (except to the extent that such pre-existing conditions, exclusions, actively-at-work requirements and waiting periods would have been applicable under the comparable B&W welfare benefit plans immediately prior to the B&W Opco Stock Contribution), and (B) provide each Affected B&W Employee with credit for any co-payments and deductibles incurred prior to the B&W Opco Stock Contribution (or such later transition date to new welfare benefits plans) for the calendar year in which the B&W Opco Stock Contribution (or such later transition date) occurs, in satisfying any applicable deductible or out-of-pocket requirements under any


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         welfare plans that the Affected B&W Employees participate in after the
         B&W Opco Stock Contribution. Nothing in this Section 6.05(c) shall prohibit Reynolds American and its subsidiaries from amending, modifying or terminating any employee benefit plan pursuant to, and in accordance with, any reserved right, express or implied, to do so, provided that Reynolds American otherwise complies with its obligations under this Section 6.05(c) and the other provisions of Article VI.

         SECTION 2. Amendments to the Noncompete Agreement. Exhibit E to the Agreement is hereby amended as follows:

         (a) Section 2(c)(i) is hereby amended by inserting the text "(provided that any such noncompliance is not the result of acts taken by BAT or any of its Controlled Affiliates)" after the word "jurisdiction" therein.

         (b) Section 3(c)(i) is hereby amended by inserting the text "(provided that any such noncompliance is not the result of acts taken by Reynolds American or any of its Controlled Affiliates)" after the word "jurisdiction" therein.

         SECTION 3. Amendments to the Governance Agreement. Exhibit F to the Agreement is hereby amended as follows:

         (a) Section 1.01 is hereby amended by replacing the definition of the term "Independent Director" in its entirety with the following definition:

                  "Independent Director" means a Director of Reynolds American who qualifies as an "independent director" of Reynolds American under
         (a) (i) NYSE Rule 303A(2), as such rule may be amended, supplemented or replaced from time to time, or (ii) if Reynolds American is not listed on the NYSE, any comparable rule or regulation of the primary securities exchange or quotation system on which the Common Stock is listed or quoted (whether by final rule or otherwise) and (b) any other applicable law, rule or regulation mandating, or imposing as a condition to any material benefit to Reynolds American or any of its Subsidiaries, the independence of one or

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         more members of the Board of Directors, excluding, in each case, requirements that relate to "independence" only for members of a particular Board committee or directors fulfilling a particular function. In addition, in order for a Director to be deemed to be an "Independent Director", (A) such Director shall not be, or at any time during the previous three years have been, a director, officer or employee of BAT or any of its subsidiaries (other than Reynolds American and its subsidiaries, if applicable) and (B) assuming for this purpose that such Director were a director of BAT (whether or not such Director actually is or has been a director of BAT), such Director would be considered to be an "independent director" of BAT under NYSE Rule 303A(2), as such rule may be amended, supplemented or replaced from time to time (provided that, with respect to this clause (B), (x) BAT shall be deemed to be a NYSE listed company, (y) any permitted delays for compliance or exceptions for foreign issuers under the NYSE rules shall be inapplicable and (z) the fact that such Director is serving as a Director of Reynolds American shall be disregarded). The fact that a Person has been designated by B&W for nomination as an Investor Director pursuant to this Agreement will not, by itself, disqualify that person as an Independent Director if that person otherwise meets the criteria of an Independent Director.

         (b) Section 2.02(b) is hereby amended by replacing the proviso to the last sentence thereof in its entirety with the following proviso:

         provided, however, that in the event the approval of B&W shall be required with respect to such matter pursuant to Section 2.04(b) or 2.04(c) and such approval shall have been given, the Investor Parties shall vote to approve such matter at any meeting of shareholders held in connection therewith.

         (c) Section 2.02(c) is hereby amended by inserting the text "or pursuant to the proviso to the first sentence of Section 2.02(b)" after the parenthetical in the last sentence thereof.

         (d) Section 2.08 is hereby amended by replacing such Section 2.08 in its entirety with the following new Section 2.08:

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                  SECTION 2.08. Fiduciary Duties. Nothing in Section 2.01, 2.02,
         2.03 or 2.06 shall be deemed to require the Board of Directors or any committee or member thereof to take any action or refrain from taking any action, or result in a breach of Sections 2.01, 2.02, 2.03 or 2.06 by reason of the failure to take such action or the failure to refrain from taking such action, as the case may be, if the Board of Directors, such committee or Director determines in good faith (after consideration of specific written advice of outside legal counsel, which advice will be provided to B&W) that taking such action or refraining from taking such action, as the case may be, would cause a violation of his or her fiduciary duties to shareholders, including B&W and its affiliates, under applicable law. This Section 2.08 shall not be interpreted to create any fiduciary obligation that would not exist in the absence of this Section 2.08.

         (e) Section 4.02(b) is hereby amended by inserting the text ", except to the extent required by applicable law, rule, regulation or order (including any applicable rule, regulation or order of a self-governing authority, such as the New York Stock Exchange, the UK Listing Authority and the UK Panel on Takeovers and Mergers)" prior to the semicolon at the end thereof.

         (f) Section 6.12(b)(i) is hereby amended by inserting the text "(including any applicable rule, regulation or order of a self-governing authority, such as the New York Stock Exchange, the UK Listing Authority and the UK Panel on Takeovers and Mergers)" after the word "authority" appearing on the sixth line thereof.

         SECTION 4. Organizational Documents of Reynolds American. The initial Articles of Incorporation any By-laws of Reynolds American shall be in the forms of Exhibits A-1 and A-2 to this Amendment, respectively. The Articles of Incorporation and By-laws of Reynolds American shall be amended and restated prior to Closing to be in the forms of Exhibits B-1 and B-2 to this Amendment, respectively.

         SECTION 5. Amendment Part of the Agreement. This Amendment shall be considered to be a part of the Agreement and shall be subject to the provisions thereof, including Article IX thereof. Except as expressly set


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forth herein, the Agreement shall continue in full force and effect without waiver, modification or amendment.

                      [THE REMAINDER OF THIS PAGE IS BLANK]



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         IN WITNESS WHEREOF, this Amendment has been executed by the parties hereto all as of the date first above written.

                                         BROWN & WILLIAMSON TOBACCO CORPORATION,

                                           by
                                               /s/ Timothy J. Hazlett
                                               ---------------------------------
                                               Name: Timothy J. Hazlett
                                               Title:Vice President,
                                                     Secretary and
                                                     General Counsel


                                         R.J. REYNOLDS TOBACCO HOLDINGS, INC.,


                                           by
                                               /s/ McDara P. Folan, III
                                               ---------------------------------
                                               Name: McDara P. Folan, III
                                                     Title:Vice President,
                                                     Deputy General
                                                     Counsel and Secretary


                                         REYNOLDS AMERICAN INC.,


                                           by
                                               /s/ McDara P. Folan, III
                                               ---------------------------------
                                               Name: McDara P. Folan, III
                                                     Title:Vice President,
                                                     Deputy General
                                                     Counsel and Secretary